REPUBLIC OF SINGAPORE
THE PATENTS ACT 1994
CERTIFICATE ISSUED UNDER SECTION 35

I HEREBY CERTIFY that under the provisions of the Patents Act, a patent has been granted in respect of an invention having the following particulars:

TITLE	: HONEY STRAW SEALING MACHINE
APPLICATION NUMBER / PATENT NUMBER	: 10202002434U
DATE OF FILING	: 17 MARCH 2020
PRIORITY DATA	: -
NAME OF INVENTOR (S)	: TAN JACKSAA; LING HUI ENG
NAME(S) AND ADDRESS(ES) OF PROPRIETOR(S) OF PATENT	: SUPERBEE NETWORK SINGAPORE PTE LTD 1 KAKI BUKIT AVENUE 3 #09-11 KB-1 SINGAPORE 416087
DATE OF GRANT	: 12 MARCH 2024

DATED THIS 12TH DAY OF MARCH 2024

INTELLECTUAL PROPERTY OFFICE OF SINGAPORE
REPUBLIC OF SINGAPORE

Renalee

Mrs. Rena Lee
Registrar of Patents
Singapore